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                                                                    EXHIBIT 10.1


                                   $55,000,000



                              BRIDGE LOAN AGREEMENT

                            Dated as of June 25, 2002

                                      among

                                 Concentra Inc.

                                       and

                            The Lenders Party Hereto

                                       and

                          Citicorp North America, Inc.
                             as Administrative Agent



                            Salomon Smith Barney Inc.
                          as Book Manager and Arranger



                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119

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          Bridge Loan Agreement, dated as of June 25, 2002, among CONCENTRA
INC., a Delaware corporation (the "Borrower"), the Lenders (as defined below) and CITICORP NORTH AMERICA, INC. ("Citicorp"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                              W i t n e s s e t h:

          Whereas, the Borrower has requested that the Lenders make bridge loans available for the purposes specified in this Agreement; and

          Whereas, the Lenders are willing to make available to the Borrower such bridge loans upon the terms and subject to the conditions set forth herein;

          Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                Definitions, Interpretation and Accounting Terms

          Section 1.1   Defined Terms

          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Additional Lenders" has the meaning specified in Section 9.8.

          "Administrative Agent" has the meaning specified in the preamble to this Agreement.

          "Affected Lender" has the meaning specified in Section 2.13.

          "Affiliate" means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, other than any Professional Association and, until any Development Corporation has become a Subsidiary of the Borrower, such Development Corporation. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" means this Bridge Loan Agreement.

          "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

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          "Applicable Margin" means (a) with respect to Base Rate Loans, a rate equal to 0.50% per annum and (b) with respect to Eurodollar Rate Loans, a rate equal to 1.50% per annum.

          "Approved Fund" means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

          "Arranger" means Salomon Smith Barney Inc., in its capacity as sole arranger and sole book runner.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, accepted by the Administrative Agent and consented to by the Borrower (to the extent required under Section 10.2), in substantially the form of Exhibit A (Form of Assignment and Acceptance).

          "Bankruptcy Code" means title 11 of the United States Code.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

          (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

          (c)  0.5% per annum plus the Federal Funds Rate.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason,

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including the inability to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the "Base Rate" shall be determined without regard to clause (c) above until the Administrative Agent shall have determined that the circumstances giving rise to such inability no longer exist. Any determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

Any change in the Base Rate due to a change in the Federal Funds Rate or Citibank's base rate shall be effective on the effective date of such change in the Federal Funds Rate or base rate, respectively.

          "Base Rate Loan" means any Bridge Loan during any period in which it bears interest based on the Base Rate.

          "Borrower" has the meaning specified in the preamble to this Agreement.

          "Borrower's Accountants" means PricewaterhouseCoopers LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

          "Borrowing" means a borrowing consisting of Bridge Loans made on the Closing Date by the Lenders ratably according to their respective Commitments.

                  "Bridge Loan" means any bridge loan made by any Lender pursuant to this Agreement.

          "Business" has the meaning specified in Section 4.17.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

          "Capital Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least "A-1" by S&P or "P-1" by Moody's,
(c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses
(a), (b) and (c) above, (ii) has net assets of not less than $500,000,000 and
(iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

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          "Change of Control" means the occurrence of any of the following: (a)
the Permitted Investors shall cease collectively to own, of record and beneficially, shares of the common stock of the Borrower equal to at least 51% of all of the issued and outstanding shares of the common stock of the Borrower on a fully diluted basis; (b) the Permitted Investors shall cease to have the power to vote or direct the voting of a majority of the Voting Stock of the Borrower (determined on a fully diluted basis); (c) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (d) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Stock of Operating Co. free and clear of all Liens (except Liens securing the Indebtedness under the Operating Co. Credit Facility); or (e) a "Specified Change of Control" (as defined in the Operating Co. Credit Facility) shall occur.

          "Citibank" means Citibank, N.A., a national banking association.

          "Citicorp" has the meaning specified in the preamble to this Agreement.

          "Closing Date" means the date on which the Bridge Loans are made.

          "Code" means the Internal Revenue Code of 1986.

          "Commitment" means, with respect to each Lender, the commitment of such Lender to make a Bridge Loan to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I (Commitments) under the caption "Commitment" as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

          "Consolidated" means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

          "Constituent Documents" means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person's Stock.

          "Contaminant" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

          "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a

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Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

          "Control Investment Affiliate" means as to any Person, any other Person that (a) directly or indirectly is in control of, is controlled by or is under common control with such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Debt Issuance" means the incurrence of Indebtedness of the type specified in clause (a) or (c) of the definition of "Indebtedness" by the Borrower or any of its Subsidiaries.

          "Default" means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

          "Development Corporation" means any corporation, association, limited liability company or other business (other than a partnership) listed on
Schedule 1.1A, managed by Operating Co., but owned by a Person who is not the Borrower or an Affiliate or a Subsidiary of the Borrower, and engaged in the development of occupational health centers.

          "Disclosure Documents" means, collectively, the Form 10-K for the Fiscal Year ended December 31, 2001, Form 8-K, dated May 9, 2002, and Form 10-Q for the Fiscal Quarter ended March 31, 2002 filed by Operating Co. with the Securities and Exchange Commission, as amended from time to time through the Closing Date.

          "Dollars" and the sign "$" each mean the lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

          "Eligible Assignee" means (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

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          "Environmental Laws" means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C.ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C.ss. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C.ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.ss. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C.ss. 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann.ss. 13:1K-6 et seq.).

          "Environmental Liabilities and Costs" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Equity Issuance" means the issuance or sale of any Stock or Stock Equivalents of the Borrower, Operating Co. or any other Subsidiary of the Borrower to any Person other than the Borrower, Operating Co. or any other Subsidiary of the Borrower.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c),
(m) or (o) of the Code.

          "ERISA Event" means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a
Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under

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Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its
Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

          "Eurodollar Base Rate" means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "Eurodollar Rate" means an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the Closing Date under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined).

          "Eurodollar Rate Loan" means any Bridge Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

          "Event of Default" has the meaning specified in Section 8.1.

          "Exchange Act" means the Securities Exchange Act of 1934.

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                  "Excluded Debt Issuance" means (a) an extension, refinancing, renewal or replacement or utilization (including the repayment and the reborrowing of revolving loans and the issuance of letters of credit thereunder and the incurrence of obligations with respect thereto) of the Indebtedness under the Operating Co. Credit Facility; provided, however, that (i) the principal amount of Indebtedness incurred pursuant to any such extension, refinancing, renewal or replacement shall not exceed the amount actually borrowed or available to be borrowed under the Indebtedness to be extended, refinanced, renewed or replaced and (ii) any such extension, refinancing, renewal or replacement of Indebtedness shall have a final maturity date no earlier than six (6) months following the final maturity date of the Bridge Loans; and (b) the incurrence of Indebtedness, the proceeds of which are used to finance the acquisition by Borrower or any of its Subsidiaries of Stock or assets of any Person representing a substantial portion of the operating assets of a business, a division, a branch, a location or other unit operation of any Person, whether incurred at the time of such acquisition or up to 180 days thereafter, (c) the incurrence of Indebtedness as a result of the acquisition by Borrower or any of its Subsidiaries of Stock or assets of any Person representing a substantial portion of the operating assets of a business, a division, a branch, a location or other unit operation of any Person, which Indebtedness was an obligation of such Person at the time of the acquisition of such Stock or assets, (d) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness to finance capital expenditures made by the Borrower or any of its Subsidiaries to the extent such capital expenditures are permitted hereunder or under the Loan Documents; provided, however, that such Indebtedness shall be incurred within 180 days of the date of such capital expenditure, (e) the incurrence of any other Indebtedness in an amount up to $5,000,000 in any single transaction or series of related transactions, (f) any extension, refinancing, renewal or replacement of any of the Indebtedness described in clauses (b) through (f) preceding or any other Indebtedness of Borrower and its Subsidiaries existing on the Closing Date (other than the Indebtedness under the Operating Co. Credit Facility (the extension, refinancing, renewal or replacement of which is regulated by clause (a) preceding), the Senior Discount Notes or the Senior Subordinated Notes), and (g) the incurrence of any Guarantee Obligation with respect to any Indebtedness described in clauses (a) through (f) preceding.

                  "Excluded Equity Issuance" means (a) the issuance of Stock or Stock Equivalents to any director, officer, consultant or employee of the Borrower or any of its Subsidiaries, including in connection with the exercise or conversion of any Stock Equivalent held by any such Person, (b) the issuance of Stock or Stock Equivalents in any transaction or series of related transactions for aggregate consideration of $5,000,000 or less, (c) the issuance of Stock or Stock Equivalents the proceeds of which are used to finance the acquisition by Borrower or any of its Subsidiaries of Stock or assets of any Person representing a substantial portion of the operating assets of a business, a division, a branch, a location or other unit operation of any Person, whether incurred at the time of such acquisition or up to 180 days thereafter, (d) the issuance of Stock or Stock Equivalents to finance capital expenditures made by the Borrower or any of its Subsidiaries to the extent such capital expenditures are permitted hereunder or under the Loan Documents; provided, however, that such issuance shall occur within 180 days of the date of such capital expenditure, (e) the issuance of Stock or Stock Equivalents to holders of Stock or Stock Equivalents of the Borrower on the Closing Date or to any of their Affiliates (provided that such issuance shall not be an Excluded Equity Issuance to the extent an Event of Default exists under any document or instrument evidencing any Indebtedness of the Borrower or any of its Subsidiaries at the time of such issuance and such issuance is required as a condition to the waiver of any such Event of Default), and (f) the issuance of Stock or Stock Equivalents of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

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                  "Existing Debt Documents" means the Operating Co. Credit
Facility and the Indenture and each other document and instrument executed with respect to any thereof, as in effect on the date hereof as each is amended, supplemented or otherwise modified from time to time and giving effect to any waiver or consent granted under any such document or instrument, and the Operating Co. Indenture as in effect on the date hereof.

                  "Fair Market Value" means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent, third-party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Administrative Agent.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

                  "Fee Letter" shall mean the letter dated as of June 25, 2002, addressed to the Borrower from Citicorp and the Arranger and accepted by the Borrower on June 25, 2002, with respect to certain fees to be paid from time to time to Citicorp and the Arranger, including the fees specified therein as being for the benefit of all of the Lenders.

                  "Financial Statements" means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 4.4 and 5.1.

                  "First Anniversary Date" means July 31, 2003.

                  "Fiscal Quarter" means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

                  "Fiscal Year" means the 12-month period ending on December 31.

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          "Fund" means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial bridge loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

          "Guaranties" means, collectively, the WCAS VIII Guaranty and the WCAS CP III Guaranty.

          "Guarantors" means, collectively, WCAS VIII and WCAS CP III.

          "Guaranty Obligation" means as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property continuing direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or
(B) to maintain working capital or equity capital of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation again loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable (or is limited to certain property or the value thereof), in which case the amount of such Guaranty Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the board of directors of the Borrower in good faith or, with respect to any property, the fair market value of such property or, if such fair market value is not readily determinable, the maximum value of such property as determined by the board of directors of the Borrower in good faith.

          "Hedging Contracts" means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, froward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

          "Indebtedness" of any Person at any date means, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) the liquidation value of all mandatorily redeemable preferred Stock of such Person,
(h) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for purposes of Section 8.1(d) only, all obligations of such Person in respect of Hedging Contracts. With respect to any obligations for which recourse is limited to certain property or the value thereof, the amount of such Person's Indebtedness shall be the Fair Market Value of such property or, if such Fair Market Value is not readily determinable, the maximum value of such property as determined by the board of directors of the Borrower in good faith. In calculating Indebtedness of the Borrower and its Subsidiaries on a consolidated basis for any purpose herein, any Guaranty Obligation of the Borrower or any Subsidiary in respect of any other Indebtedness of the Borrower or any other Subsidiary shall be disregarded.

          "Indemnified Matter" has the meaning specified in Section 10.4.

          "Indemnitee" has the meaning specified in Section 10.4.

          "Indenture" means the Indenture, dated as of August 17, 1999, between the Borrower and United States Trust Company of New York, as Trustee, as amended, supplemented or otherwise modified from time to time and giving effect to any waiver or consent granted thereunder, relating to the Borrower's 14% Senior Discount Debentures due 2010.

          "Initial Lenders" means the Lenders party to this Agreement on the Closing Date.

          "Interest Period" means in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or
2.14 and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.14, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.14; provided, however, that all of the foregoing provisions relating to Interest Period in respect of Eurodollar Rate Loans are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

               (iii) the Borrower may not select any Interest Period that ends after the Closing Date;

               (iv) the Borrower may not select any Interest Period in respect of Bridge Loans having an aggregate principal amount of less than the principal amount of Bridge Loans then outstanding; and

               (v) there shall be outstanding at any one time no more than four Interest Periods.

          "Interest Rate Contracts" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

          "Investment" means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Stock or Stock Equivalent, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

          "IRS" means the Internal Revenue Service of the United States or any successor thereto.

          "Lender" means each financial institution or other entity that (a) is listed on the signature pages hereof as a "Lender" or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, or priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan Documents" means, collectively, this Agreement, the Guaranties, the Pledge Agreement and each certificate, agreement or document executed by the Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

          "Material Adverse Change" means a material adverse change in any of
(a) the condition (financial or otherwise), business, performance, prospects, operations or properties of (i) the Borrower or (ii) the Borrower and its Subsidiaries (taken as a whole), (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrower to repay the Obligations or
(d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

          "Material Adverse Effect" means an effect that could reasonably be expected to result in or cause a Material Adverse Change.

          "Moody's" means Moody's Investors Services, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

          "Net Cash Proceeds" means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Equity Issuance (other than any Excluded Equity Issuance) or (b) any Debt Issuance (other than any Excluded Debt Issuance), in each case net of brokers' and advisors' fees, commitment fees, indemnity fees, arrangement fees and other costs incurred in connection with such transaction; provided, however, that evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

          "Non-Consenting Lender" has the meaning specified in Section 10.1(c).

          "Non-U.S. Lender" means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

          "Notice of Borrowing" has the meaning specified in Section 2.2(a).

          "Notice of Conversion or Continuation" has the meaning specified in
Section 2.14.

          "Obligations" means the Bridge Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees (including attorneys' fees and disbursements), interest, charges, expenses and other sums chargeable to the Borrower under this Agreement or any other Loan Document.

          "Operating Co." means Concentra Operating Corporation, a Nevada corporation and a Wholly-Owned Subsidiary of the Borrower.

          "Operating Co. Credit Facility" means the Amended and Restated Credit Agreement, dated as of March 21, 2000, among the Borrower, Operating Co., the several banks and other financial institutions or entities party thereto from time to time, JP Morgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent, Fleet National Bank, as documentation agent, and Credit Suisse First Boston, as syndication agent, as amended, supplemented, otherwise modified or refinanced from time to time and giving effect to any waiver or consent granted thereunder; provided, however, that if the Operating Co. Credit Facility ceases to be effective, the term "Operating Co. Credit Facility" shall refer to the Operating Co. Credit Facility as in existence immediately prior to it becoming not effective.

          "Operating Co. Indenture" means the Indenture, dated as of August 17, 1999, among Operating Co., the guarantors named therein and United States Trust Company of New York, as Trustee, as amended, supplemented or otherwise modified from time to time, relating to Operating Co.'s 13% Series B Senior Subordinated Notes due 2009.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

          "Permitted Investors" means, collectively, the Sponsor and its Control Investment Affiliates.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

          "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, between WCAS CP III and the Administrative Agent, substantially in the form of Exhibit G.

          "Professional Association" means any professional association or professional corporation which employs physicians or other professionals to provide health care services for the Borrower's and its Subsidiaries' and other Affiliates' occupational and health services centers.

          "Properties" has the meaning specified in Section 4.17.

          "Proposed Change" has the meaning specified in Section 10.1(c).

          "Protective Advances" means all reasonable expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent deems necessary or desirable to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

          "Purchasing Lender" has the meaning specified in Section 10.7.

          "Ratable Portion" or "ratably" means, with respect to any Lender the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender's Bridge Loans by the aggregate Bridge Loans of all Lenders).

          "Register" has the meaning specified in Section 10.2(c).

          "Release" means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

          "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "Requirement of Law" means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Requisite Lenders" mean Lenders having more than fifty percent (50%) of (a) the aggregate outstanding amount of the Commitments or (b) after the Closing Date, the principal amount of all Bridge Loans then outstanding.

          "Responsible Officer" means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

          "Restricted Payment" means the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or any payment on account of, or setting apart assets for, or establishment of a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, Stock or Stock Equivalents of the Borrower, whether now or hereafter outstanding, or other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

          "S&P" means Standard & Poor's Rating Services.

          "Security" means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

          "Selling Lender" has the meaning specified in Section 10.7.

          "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Special Purpose Vehicle" means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

          "Sponsor" means Welsh, Carson, Anderson & Stowe VIII, L.P. together with its Affiliates.

          "Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

          "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

          "Substitute Institution" has the meaning specified in Section 2.13.

          "Substitution Notice" has the meaning specified in Section 2.13.

          "Tax Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

          "Tax Return" has the meaning specified in Section 4.8(a)).

          "Taxes" has the meaning specified in Section 2.12(a)).

          "Termination Date" means the earliest to occur of (a) the date that is 24 months from the Closing Date, (b) the acceleration of the Obligations pursuant to the terms of Article VIII and (c) the payment in full of all of the Obligations.

          "Title IV Plan" means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

          "Unfunded Pension Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

          "Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

          "WCAS CP III" means WCAS Capital Partners III, L.P.

          "WCAS CP III Guaranty" means the Guaranty, dated as of the date hereof, between WCAS CP III and the Administrative Agent, substantially in the form of Exhibit F.

          "WCAS VIII" means Welsh, Carson, Anderson & Stowe VIII, L.P.

          "WCAS VIII Guaranty" means the Guaranty, dated as of the date hereof, between WCAS VIII and the Administrative Agent, substantially in the form of Exhibit E.

          "Wholly-Owned Subsidiary" means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director's qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

          "Withdrawal Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

          Section 1.2  Computation of Time Periods

          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

          Section 1.3  Accounting Terms and Principles

          Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

          Section 1.4  Certain Terms

          (a) The terms "herein," "hereof" and "hereunder" and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

          (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words "above" and "below", when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

          (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

          (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

          (e) The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

          (f) The terms "Lender" and "Administrative Agent" include, without limitation, their respective successors.

          (g) Upon the appointment of any successor Administrative Agent pursuant to Section 9.6, references to Citicorp in Section 9.3 and to Citibank in the definition of Eurodollar Base Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

                                   ARTICLE II

                                 The Facilities

          Section 2.1  The Commitments

          On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make a bridge loan (each a "Bridge Loan") in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender's Commitment. Amounts of Bridge Loans prepaid may not be reborrowed.

          Section 2.2  Borrowing Procedures

          (a) The Borrowing shall be made upon receipt of a Notice of Borrowing substantially in the form attached hereto as Exhibit B (the "Notice of Borrowing") given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) (i) one Business Day, if the Borrowing will consist of Base Rate Loans, and (ii) three Business Days, if the Borrowing will consist of Eurodollar Rate Loans, in each case prior to the Closing Date. The Notice of Borrowing shall specify (i) the Closing Date, (ii) the aggregate amount of the Borrowing, (iii) whether the Borrowing will consist of Base Rate Loans or Eurodollar Rate Loans and (iv) the initial Interest Period for any such Eurodollar Rate Loans.

          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of the Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.10(a). Each Lender shall, before 11:00 a.m. (New York time) on the Closing Date, make available to the Administrative Agent at its address referred to in Section 10.8, in immediately available funds, such Lender's Ratable Portion of the Borrowing. Upon fulfillment (or due waiver in accordance with Section 10.1) on the Closing Date of the applicable conditions set forth in Section 3.1 and after the receipt by the Administrative Agent of such funds, the Administrative Agent shall make such funds available to the Borrower.

          (c) The failure of any Lender to make the Bridge Loan or any payment required by it on the Closing Date shall not relieve any other Lender of its obligations to make such Bridge Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Bridge Loan or payment required under this Agreement.

          Section 2.3  Repayment of Bridge Loans

          The Borrower promises to repay the entire unpaid principal amount of the Bridge Loans on the Termination Date and, if otherwise required by this Agreement, earlier.

          Section 2.4  Evidence of Debt

          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Bridge Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Bridge Loan made, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest fees, expenses or other amounts due under the Loan Documents and each Lender's share thereof, if applicable.

          (c)  The entries made in the accounts maintained pursuant to clauses
(a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Bridge Loans in accordance with their terms.

          Section 2.5  Optional Prepayments

          (a) The Borrower may, upon at least three Business Days' prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Bridge Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of the Bridge Loans is made by the Borrower other than on the last day of the then applicable Interest Period, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e); and, provided further, that each partial prepayment shall be in an aggregate amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Bridge Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

          Section 2.6  Mandatory Prepayments

          Upon receipt, after the date hereof, by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Equity Issuance (other than in connection with any Excluded Equity Issuance) or Debt Issuance (other than in connection with any Excluded Debt Issuance), the Borrower shall immediately prepay the Bridge Loans in an amount equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied, subject to the provisions of
Section 2.9(e), to prepay the outstanding principal balance of the Bridge Loans until the Bridge Loans shall have been prepaid in full. For purposes of clarification, the Lenders acknowledge and agree that no repayment shall be required from proceeds of a Debt Issuance or Equity Issuance other than Net Cash Proceeds.

          Section 2.7  Interest

          (a) Rate of Interest. From and after the Closing Date, the outstanding principal amount of all Bridge Loans shall bear interest (i) if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin and (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin. The outstanding amount of all other Obligations shall bear interest at the same rate per annum applicable to the outstanding principal amount of Bridge Loans from and after the date such Obligations become due and payable.

          (b) Payment of Interest. All accrued and unpaid interest on the Bridge Loans and any other Obligations shall be due and payable (i) on the first day of each Fiscal Quarter, if a Base Rate Loan, or (ii) at the end of the applicable Interest Period and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, if a Eurodollar Rate Loan. Unless the Borrower otherwise elects, or in the event not paid when due, all accrued and unpaid interest shall be paid on its due date by increasing the outstanding principal amount of the Bridge Loans by the amount of such interest due. From and after such date, interest shall accrue at the rate specified in this Section 2.7 on such increased principal amount. The Administrative Agent's determination of the amount of interest accrued and any increase in the principal amount shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

          (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Bridge Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Bridge Loans or other Obligations from time to time.

          Section 2.8  Fees

          The Borrower has agreed to pay to the Administrative Agent for the benefit of the Lenders certain fees, the amount and dates of payment of which are embodied in the Fee Letter.

          Section 2.9  Payments and Computations

          (a) Except as otherwise provided in Section 2.7(b), the Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 10.8 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (d) or (e) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.11, 2.12 or
Section 2.10(c) or (d) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 12:00 noon (New York time) shall be deemed to be received on the next Business Day.

          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Bridge Loans shall be applied as follows: first to repay such Bridge Loans outstanding as Base Rate Loans and then to repay such Bridge Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

          (d) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (e) below (or required to be applied in accordance with Section 2.6), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to pay all Obligations then due and payable. Cash payments in respect of the Bridge Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender's

Ratable Portion of the Bridge Loans and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

          (e) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clause (d) above, the Administrative Agent may, and, upon either
(A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 8.2, shall apply all payments in respect of any Obligations:

               First, to pay Obligations in respect of any expense

     reimbursements or indemnities then due to the Administrative Agent;

               Second, to pay Obligations in respect of any expense

     reimbursements or indemnities then due to the Lenders;

               Third, to pay Obligations in respect of any fees then due to the Administrative Agent and the Lenders;

               Fourth, to pay or prepay principal amounts on the Bridge Loans ratably according to the aggregate principal amount of such Bridge Loans; and

               Fifth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first, second, third, fourth and fifth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's and each Lender's interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses first, second, third, fourth and fifth above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower or by any other Person that is not a Lender. The order of priority set forth in clauses first, second and third above may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders.

          Section 2.10  Special Provisions Relating to the Bridge Loans

          (a)  Determination of Interest Rate

          The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of "Eurodollar Rate." The Administrative Agent's determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

          (b)  Interest Rate Unascertainable, Inadequate or Unfair

          In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the

Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of maintaining such Bridge Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Bridge Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

          (c)  Increased Costs

          If at any time any Lender determines that the introduction, after the date hereof, of, or any change after the date hereof in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (d)  Illegality

          Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to continue to maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Bridge Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.10(d), that such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender, and the interest rate shall revert back to the Eurodollar Rate.

          (e)  Breakage Costs

          In addition to all amounts required to be paid by the Borrower pursuant to Section 2.7, the Borrower shall compensate each Lender, upon demand and in cash, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Bridge Loans) that such Lender may sustain (i) if for any reason a conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Conversion or Continuation given by the Borrower or in a telephone request by it for conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.14, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant of Section 2.9) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Bridge Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

          Section 2.11  Capital Adequacy

          If at any time any Lender determines that (a) the adoption, after the date hereof, of, or any change after the date hereof in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's (or any corporation controlling such Lender's) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay in cash to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

          Section 2.12  Taxes

          (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any

Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12 such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the Borrower shall make such deductions, (y) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the Borrower shall deliver to the Administrative Agent evidence of such payment.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

          (c) The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, it shall furnish to the Administrative Agent, at its address referred to in Section 10.8, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder or any Guarantor under the Guaranties, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of the Obligations.

          (f) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following:
(i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender's entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

          Any Lender claiming any additional amounts payable pursuant to this
Section 2.12 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

          Section 2.13  Substitution of Lenders

          (a) In the event that (i)(A) any Lender makes a claim under Section 2.10(c) or Section 2.11, (B) it becomes illegal for any Lender to continue any Bridge Loan and such Lender notifies the Borrower pursuant to Section 2.10(d) or
(C) the Borrower is required to make any payment pursuant to Section 2.12 that is attributable to a particular Lender and (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Bridge Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement (any such Lender, an "Affected Lender"), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a "Substitute Institution") for such Affected Lender hereunder, after delivery of a written notice (a "Substitution Notice") within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clauses (i)(A), (B) or (C) above by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower's receipt of the other Affected Lenders' claim) less than all, Lenders making such claims.

          (b) If the Substitution Notice was properly issued under this Section 2.13, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, all of the Affected Lender's prior unperformed obligations under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (ii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a "Lender" hereunder for all purposes of this Agreement; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

          (c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.13, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

          Section 2.14  Conversion/Continuation Option

          (a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loan or to continue such Eurodollar Rate Loans or any portion thereof for any additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Bridge Loans of each Lender in accordance with such Lender's Ratable Portion. Each such election shall be in substantially the form of Exhibit D (Form of Notice of Conversion or Continuation) (a "Notice of Conversion of Continuation") and shall be made by giving the Administrative Agent at least three Business Days' prior written notice specifying (A) the amount being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section
2.10. If, within the time period required under the terms of this Section 2.14, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert such Loans, then, upon the expiration of the applicable Interest period, such Bridge Loans shall be automatically converted to Base Loans. Each Notice of Conversion or Continuation shall be irrevocable.

                                  ARTICLE III

                           Conditions to the Borrowing

          Section 3.1 Conditions Precedent The obligation of each Lender to make the Bridge Loans requested to be made by it on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 10.1 of each of the following conditions precedent:

          (a) Certain Documents. The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

               (i) this Agreement, duly executed and delivered by the Borrower;

               (ii) the WCAS VIII Guaranty duly executed and delivered by WCAS VIII;

               (iii) the WCAS CP III Guaranty and the Pledge Agreement, each duly executed and delivered by WCAS CP III, and all instruments representing the Pledged Notes being pledged pursuant to such Pledge Agreement duly endorsed in favor of the Administrative Agent or in blank ;

               (iv) the Fee Letter, duly executed and delivered by the Borrower;

               (v) a favorable opinion of (A) Vinson & Elkins L.L.P., counsel to the Borrower, in substantially the form of Exhibit C-1 (Form of Opinion of Counsel for the Borrower) addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request, (B) Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Guarantors, in substantially the form of Exhibit C-2 (Form of Opinion of Counsel for the Guarantors) and (C) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

               (vi) a copy of each primary Existing Debt Document and each Disclosure Document certified as being a true and accurate copy of the original thereof by a Responsible Officer of the Borrower;

               (vii) copy of the certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with certificates of such official attesting to the good standing of the Borrower;

               (viii) a certificate of the Secretary or an Assistant Secretary of the Borrower, certifying (A) the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the by-laws of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and
     (D) that there have been no changes in the certificate of incorporation of the Borrower from the certificate of incorporation delivered pursuant to clause (vii) above;

               (ix) a certificate of a Responsible Officer (acting in its capacity as such) to the effect that (A) the condition set forth in Section 3.1(e) has been satisfied and (B) no litigation not listed on Schedule 4.7 shall have been commenced against the Borrower or any of its Subsidiaries that, if adversely determined, would have a Material Adverse Effect;

               (x) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 6.5 are in full force and effect;

               (xi) mendments to the Existing Debt Documents (other than the Operating Co. Indenture) in form and substance satisfactory to the Requisite Lenders amending the Existing Debt Documents (other than the Operating Co. Indenture) to the extent necessary so that such agreements do not prohibit the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby;

               (xii) the most recent copies of agreements, documents, certificates, notices and other information delivered to the administrative agent or any of the lenders under the Operating Co. Credit Facility pursuant to Section 6.2 thereof.

               (xiii) such other certificates, documents, agreements and information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may reasonably request.

          (b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date, including any fees described in the Fee Letter that are payable on the Closing Date.

          (c) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower lawfully to execute, deliver and perform, in all material respects, its obligations hereunder and under the Loan Documents and the Existing Debt Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

          (d) Request for Borrowing. With respect to the Bridge Loans, the Administrative Agent shall have received a duly executed Notice of Borrowing.

          (e) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Bridge Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:

               (i) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

               (ii) no Default or Event of Default shall have occurred and be continuing.

          (f) No Legal Impediments. The making of the Bridge Loans does not violate any Requirement of Law on the date of or immediately following the Bridge Loans and is not enjoined, temporarily, preliminarily or permanently.

For purposes of determining compliance with the conditions specified in this
Article III each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each

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

document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's Ratable Portion of the Borrowing.

                                   ARTICLE IV

                         Representations and Warranties

          To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Closing Date after giving effect to the making of the Bridge Loans on the Closing Date:

          Section 4.1  Corporate Existence; Compliance with Law

          The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign Person and is in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect in the aggregate,
(c) has all requisite corporate, partnership, limited liability company or other power and authority, as the case may be, and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted,
(d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance could not reasonably be expected to, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 4.2  Power; Authorization; Enforceable Obligations

          (a) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

               (i)     are within the Borrower's corporate power;

               (ii)    have been or, at the time of delivery thereof pursuant to
     Article III, will have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

               (iii) do not and will not (A) contravene the Borrower's or any of its Subsidiaries' respective Constituent Documents, (B) violate any other Requirement of Law applicable to the Borrower (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to the Borrower, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, (x) the Existing Debt Documents or (y) any other Contractual Obligation of the Borrower or any of its Subsidiaries unless, with respect this clause (y), it could not reasonably be expected to have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of the Borrower or any of its Subsidiaries; and

               (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect.

          (b) This Agreement has been, and each of the other Loan Documents to which the Borrower is a party will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by the Borrower. This Agreement is, and the other Loan Documents to which the Borrower is a party will be, when delivered hereunder, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (c) The Pledged Debt (as defined in the Pledge Agreement) has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of the Borrower, and is not in default.

          Section 4.3  Ownership of Borrower; Subsidiaries

          (a) The total authorized capital stock of the Borrower consists of 125,000,000 shares, of which 20,000,000 shares are preferred stock, $0.01 par value per share, none of which is outstanding, and 105,000,000 shares are common stock, $0.01 par value per share, of which 31,604,777 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable. Except as set forth on
Schedule 4.3, no Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. Except as set forth on Schedule 4.3, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

          (b) Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class of Stock owned (directly or indirectly) by the Borrower. Except as set forth on
Schedule 4.3, no Stock or any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens, options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.3, neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the Existing Debt Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 7.3.

          Section 4.4  Financial Statements

          (a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2001, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present in all material respects, the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in conformity with GAAP.

          (b) Neither the Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or in Operating Co.'s periodic and special reports filed with the Securities and Exchange Commission, which in any case is material in relation to the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries taken as a whole.

          Section 4.5  Material Adverse Change

          Since December 31, 2001, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect. The Lenders acknowledge that a $9.6 million increase in accounts receivable reserves related to a change in accounting estimate, consisting of a $7.9 million reduction in revenue and a $1.7 million increase in cost of services, as disclosed in the Operating Co.'s Form 10-Q for the Fiscal Quarter ended March 31, 2002 and Form 8-K dated May 9, 2002, shall not be a basis for claiming a breach of the representation set forth in this Section 4.5.

          Section 4.6  Solvency

          Both before and after giving effect to (a) the Bridge Loans to be made or extended on the Closing Date, (b) the disbursement of the proceeds of such Bridge Loans pursuant to the instructions of the Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is Solvent.

          Section 4.7  Litigation

          Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, are not reasonably likely to be determined adversely to the Borrower or any such Subsidiary, or if so determined, could not be reasonably be expected to have a Material Adverse

Effect. The performance of any action by the Borrower or any of its Subsidiaries required or contemplated by any Loan Document or any Existing Debt Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

          Section 4.8   Taxes

          (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

          (b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges,
(ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

          Section 4.9   Full Disclosure

(a) The information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement and the other Loan Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.

          (b) The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

          Section 4.10  Margin Regulations

          The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Bridge Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

          Section 4.11  No Burdensome Restrictions; No Defaults

          (a) Neither the Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation not disclosed in the Disclosure Documents or otherwise disclosed in writing to the Lenders the compliance with which could reasonably be expected to have a Material Adverse Effect in the aggregate or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 7.3) on the property or assets of any thereof or (ii) is subject to any charter or corporate restrictions that could reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to it or any of its Subsidiaries, other than, in either case, those defaults that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (c)  No Default or Event of Default has occurred and is continuing.

          (d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to it or any of its Subsidiaries the compliance with which by it or such Subsidiary, as the case may be, could reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 4.12  Investment Company Act; Public Utility Holding Company
Act

          Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 or (b) a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," as each such term is defined and used in the Public Utility Holding Company Act of 1935.

          Section 4.13  Use of Proceeds

          The proceeds of the Bridge Loans are being used by the Borrower to make an equity contribution to Operating Co. in an amount equal to the net proceeds of the Bridge Loans after payment of transaction fees and reasonable costs and expenses related thereto.

          Section 4.14  Insurance

          All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Person. None of the Borrower

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

or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

          Section 4.15  Labor Matters

          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

          (b) There are no unfair labor practices, grievances or complaints pending, or, to the Borrower's knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, if resolved adversely to the Borrower or such Subsidiary, could not reasonably be expected to have a Material Adverse Effect.

          (c) Except as set forth on Schedule 4.15, as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

          Section 4.16  ERISA

          (a) Schedule 4.16 separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

          (b) Each employee benefit plan of the Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of
Section 501 of the Code, except where such failures, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (e) Except to the extent set forth on Schedule 4.16, none of the Borrower, any of the Borrower's Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

          Section 4.17  Environmental Matters

          Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Contaminants in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

          (b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its Subsidiaries (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c) Contaminants have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Contaminants been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e) there has been no release or threat of release of Contaminants at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary thereof in connection with the Properties or otherwise.

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) neither the Borrower nor any of its Subsidiaries has retained or assumed any liability of any other Person under Environmental Laws.

          Section 4.18  Intellectual Property

          The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries. To the Borrower's knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

          Section 4.19  Title; Real Property

          (a) The Borrower and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower (other than property sold or otherwise disposed of in the ordinary course of business), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.2.

          (b) All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

          (c) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

          Section 4.20  Existing Debt Documents

          (a) As of the Closing Date, except for such amendments and modifications that have been provided to the Administrative Agent, none of the Existing Debt Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 7.12 or required under this Agreement, and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.

          (b) The Obligations constitute "Senior Indebtedness" as defined in the Indenture.

                                   ARTICLE V

                               Reporting Covenants

          The Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation remains outstanding and unless the Requisite Lenders otherwise consent in writing:

          Section 5.1   Financial Statements

          The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

          (a) Quarterly Reports. As soon as available, but in any event not later than 50 days after the end of each of the first three Fiscal Quarters, the financial statements referred to, and in the form and containing the substance required by, Section 6.1(b) of the Operating Co. Credit Facility.

          (b) Annual Reports. As soon as available, but in any event not later than 95 days after the end of each Fiscal Year, the financial statements referred to, and in the form and containing the substance required by, Section 6.1(a) of the Operating Co. Credit Facility.

          (c) Notices. Promptly after the Borrower or any of its Subsidiaries has obtained knowledge thereof, give notice to the Administrative Agent and each Lender of:

               (i)    the occurrence of any Default or Event of Default; and

               (ii)   any other development or event that has or could

     reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.1(c) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          (d) Other Information. Concurrently with delivery thereof to the administrative agent or any of the lenders under the Operating Co. Credit Facility, provide to the Administrative Agent copies of any other agreements, documents, certificates, notices or other information that (i) are not delivered pursuant to the foregoing paragraphs (a) through (c) and (ii) are required to be delivered to the administrative agent or any of the lenders under the Operating Co. Credit Facility pursuant to Section 6.1 or 6.2 thereof.

          Section 5.2  Other Information

          The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

                                   ARTICLE VI

                              Affirmative Covenants

          The Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation remains outstanding and unless the Requisite Lenders otherwise consent in writing:

          Section 6.1  Preservation of Legal Existence, Etc.

          The Borrower shall, and shall cause each of its Subsidiaries to, (a) preserve, renew and keep in full force and effect its legal existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the ordinary course of its business, except in each case, as permitted by Sections 7.3, 7.4 and 7.7 and except, in the case of clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          Section 6.2  Compliance with Laws, Etc.

          The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 6.3  Conduct of Business

          The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 6.4  Payment of Taxes, Etc.

          The Borrower and each of its Subsidiaries shall file, or cause to be filed, all Federal, state and other material tax returns that are required to be filed and will pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be). Such tax returns shall accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries for the periods covered thereby.

          Section 6.5  Maintenance of Insurance

          The Borrower shall maintain for, or cause to be maintained by, each of its Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders.

          Section 6.6  Access

          The Borrower shall from time to time, permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower's Accountants). The Borrower shall authorize its certified public accountants (including the Borrower's Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any

Lender reasonably requests from the Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

          Section 6.7   Keeping of Books

          The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

          Section 6.8   Maintenance of Properties, Etc.

          The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 6.9   Application of Proceeds

          The Borrower shall use the entire amount of the net proceeds of the Bridge Loans (after payment of transaction fees, costs and expenses) as provided in Section 4.13.

          Section 6.10  Environmental

          The Borrower shall, and shall cause all of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that in the aggregate could reasonably be likely to result in a Material Adverse Effect, (a) conduct or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

          Section 6.11 Repurchase of Notes Issued Under the Operating Co. Indenture

          The Borrower shall cause Operating Co. on or before August 15, 2002 to repurchase Operating Co.'s 13% Series B Senior Subordinated Notes due 2009 issued under the Operating Co. Indenture in a principal amount equal to at least $47,500,000.

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                                   ARTICLE VII

                               Negative Covenants

          The Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation remains outstanding and unless the Requisite Lenders otherwise consent in writing:

          Section 7.1  Indebtedness

          The Borrower shall not, and shall not permit any Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

          (a)  the Obligations; and

          (b) Indebtedness and Guaranty Obligations otherwise permitted to be incurred under the Existing Debt Documents.

          Section 7.2  Liens, Etc.

          The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, except for the following:

          (a)  Liens existing on the date of this Agreement and disclosed on
Schedule 7.2; and

          (b) Liens of the Borrower and its Subsidiaries permitted to be granted under the terms of the Existing Debt Documents

          Section 7.3  Investments

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

          (a) Investments existing on the date of this Agreement and disclosed on Schedule 7.3;

          (b) Investments permitted to be made under the Existing Debt Documents; or

          (c) Investments in (including loans and advances to) the Borrower, the Operating Co. or any Person that, prior to such Investment, is a Wholly-Owned Subsidiary Guarantor (as defined in the Operating Co. Credit Facility).

          Section 7.4  Sale of Assets

          The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Stock or Stock Equivalent, except as otherwise permitted under the Existing Debt Documents; provided, however, that notwithstanding the foregoing, the Borrower, and the Borrower and its Subsidiaries taken as a whole, shall not sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or their assets.

          Section 7.5  Restricted Payments

          The Borrower shall not directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for those otherwise permitted under the Existing Debt Documents.

          Section 7.6  Prepayment and Cancellation of Indebtedness

          The Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to any of them except (a) in the ordinary course of business consistent with past practice or (b) as otherwise permitted under the Existing Debt Documents.

          The Borrower shall not, and shall not permit any of its Subsidiaries to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the maturity thereof in any manner any Indebtedness outstanding under the Existing Debt Documents or any Indebtedness described in clause (b) or clause
(c) of the definition of "Excluded Debt Issuance"; provided, however, that (a) Operating Co. may use proceeds of the Bridge Loans contributed to it to redeem or repurchase its 13% Series B Senior Subordinated Notes due 2009 as described in Section 4.13, (b) Operating Co. may make voluntary pre-payments of Revolving Loans and Reimbursement Obligations under, and as each term is defined in, the Operating Co. Credit Facility (or voluntary prepayments of revolving loans and letter of credit reimbursement obligations under the Operating Co. Credit Facility as it may be refinanced from time to time), and (c) Operating Co. may refinance the Operating Co. Credit Facility from time to time; provided, however, that any refinancing shall conform to the requirements of clause (a) of the definition of "Excluded Debt Issuances" contained herein.

          Section 7.7  Restriction on Fundamental Changes; Permitted
Acquisitions

          The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire Stock or assets of any Person representing a substantial portion of the operating assets of a business, a division, a branch, a location or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person, (f) acquire or create any Subsidiary or (g) liquidate or dissolve, in each case except to the extent permitted under the Existing Debt Documents.

          Section 7.8  Change in Nature of Business

          The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged in on the date hereof and reasonable extensions and expansions thereof to the extent permitted under the Existing Debt Documents.

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

          Section 7.9   Transactions with Affiliates

          The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any transactions with Affiliates except to the extent permitted under the Existing Debt Documents.

          Section 7.10 Restrictions on Subsidiary Distributions; No New Negative Pledge

          Except pursuant to the Loan Documents or as otherwise permitted or required under the Existing Debt Documents, the Borrower shall not, and shall not permit any of its Subsidiaries to, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower.

          Section 7.11  Modification of Constituent Documents

          The Borrower shall not, and shall not permit any of its Subsidiaries to, amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of the Borrower or any of its Subsidiaries and do not materially and adversely affect the interests of the Administrative Agent and the Lenders under the Loan Documents.

          Section 7.12  Accounting Changes

          The Borrower shall not, and shall not permit any of its Subsidiaries to, change its accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent.

          Section 7.13  Margin Regulations

          The Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

          Section 7.14  No Speculative Transactions

          The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any transaction involving Hedging Contracts except for the sole purpose of hedging interest rate risk in the normal course of business.

          Section 7.15  Compliance with ERISA

          The Borrower shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or

(b) ERISA Events that could reasonably be expected to have a Material Adverse Effect in the aggregate over all such ERISA Events.

          Section 7.16  Environmental

          The Borrower shall not, and shall not permit any of its Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that the Borrower shall not be deemed in violation of this
Section 7.16 if all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Borrower and its Subsidiaries as the consequence of all such Releases could not be reasonably expected to result in a Material Adverse Effect.

                                  ARTICLE VIII

                                Events of Default

          Section 8.1   Events of Default

          Each of the following events shall be an Event of Default:

          (a) the Borrower shall fail to pay (i) any principal of, or any interest on, the Bridge Loans when the same becomes due and payable or (ii) any fee or any other Obligation when the same becomes due and payable, and in the case of clause (ii), such failure continues for 10 days;

          (b) any representation or warranty made or deemed made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

          (c) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.1(a) (with respect to the Borrower and Operating Co. only) or Article VII, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

          (d) the Borrower or any of its Subsidiaries shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money or Guaranty Obligation by Borrower or any of its Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Subsidiaries), whether such Indebtedness or Guaranty Obligation now exists, or is created after the Closing Date, if that default: (i) is caused by a failure to pay principal of or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $20,000,000 or more;

          (e) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or a substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in the foregoing clauses (i) through (iii); or (v) the Borrower or any of its Subsidiaries shall generally not, not be able to or admit in writing its inability to pay its debts as they become due;

          (f) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries (or in the case of Environmental Liabilities and Costs, one or more of the Borrower and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Subsidiaries) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof;

          (g) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom could, in the sole judgment of the Requisite Lenders, reasonably be expected to have a Material Adverse Effect;

          (h) (i) any provision of the Guaranties or the Pledge Agreement after delivery thereof pursuant to this Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing or (ii) any "Event of Default" (as defined in any Guaranty) shall occur;

          (i) the Pledge Agreement shall for any reason cease to create a valid Lien on any of the Pledged Collateral (as defined therein) purported to be covered thereby or such Lien shall cease to be a perfected and first priority Lien or the Borrower or any Guarantor shall so state in writing; or

          (j)  there shall occur any Change of Control.

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

          Section 8.2  Remedies

          During the continuance of any Event of Default, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Bridge Loans, all interest thereon and all other amounts and Obligations payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Bridge Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, upon the occurrence of the Events of Default specified in Section 8.1(e), the Bridge Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided by applicable law.

          Section 8.3  Rescission

          If at any time after acceleration of the maturity of the Bridge Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Bridge Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Bridge Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.1, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the acceleration and its consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   ARTICLE IX

                            The Administrative Agent

          Section 9.1  Authorization and Action

          (a) Each Lender hereby appoints Citicorp as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

          Section 9.2  Administrative Agent's Reliance, Etc.

          None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may rely on the Register to the extent set forth in Section 10.2(c), (b) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (d) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of the Borrower or as to the existence or possible existence of any Default or Event of Default and (e) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

          Section 9.3  The Administrative Agent Individually

          With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Requisite Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Borrower as if Citicorp were not acting as the Administrative Agent.

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          Section 9.4  Lender Credit Decision

          Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Bridge Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

          Section 9.5  Indemnification

          Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender's aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

          Section 9.6  Successor Administrative Agent

          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent's resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this
Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          Section 9.7   Other Powers

          Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith.

                                   ARTICLE X

                                  Miscellaneous

          Section 10.1  Amendments, Waivers, Etc.

          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

               (i) waive any condition specified in Article III, except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1, subject to the provisions of the last paragraph thereof;

               (ii)   subject such Lender to any additional obligation;

               (iii) extend the scheduled final maturity of the Bridge Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of such Bridge Loan (it being understood that Section 2.6 does not provide for scheduled dates fixed for payment);

               (iv) reduce the principal amount of the Bridge Loan owing to such Lender (other than by the payment or prepayment thereof);

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

     (v) reduce the rate of interest on the Bridge Loan outstanding to such Lender or any fee payable hereunder to such Lender;

     (vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

     (vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

     (viii) release the Borrower from its payment obligation to such Lender under this Agreement;

     (ix)   release any Guarantor from its obligations under its Guaranty; or

     (x) amend this Section 10.1 or definitions of the terms "Requisite Lenders" or "Ratable Portion";

and provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 10.2(f) affect the grant or nature of such option and
(y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

               (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

               (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1 being referred to as a "Non-Consenting Lender"), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Bridge Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Bridge Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such Eligible Assignee a duly executed Assignment and Acceptance. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase; provided, however, that the failure of any Non-Consenting Lender to execute an

Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

               Section 10.2 Assignments and Participations

               (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Bridge Loans; provided, however, that (i) such assignment shall cover the same percentage of such Lender's Bridge Loans, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor's entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Administrative Agent and the Borrower or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed); and provided further that, notwithstanding any other provision of this Section 10.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

               (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.13 and 10.1(c), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $4,000 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

               (c) The Administrative Agent shall maintain at its address referred to in Section 10.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Bridge Loans owing to each Lender from time to time (the "Register"). Any assignment pursuant to this Section 10.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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

               (d) Notwithstanding anything to the contrary contained in clause
(b) above, the Bridge Loans are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Bridge Loans shall be transferable only upon notation of such transfer in the Register. This Section
10.2 shall be construed so that the Bridge Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower's agent for purposes of maintaining such notations of transfer in the Register.
               (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

               (f) In addition to the other assignment rights provided in this
Section 10.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Bridge Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Bridge Loans pursuant thereto shall satisfy (once and to the extent that such Bridge Loans are made) the obligation of such Lender to make such Bridge Loans thereunder, provided, however, that (x) such Special Purpose Vehicle shall have other rights or obligations under this Agreement or any of the other Loan Documents other than the grant of such option, (y) nothing herein shall constitute a commitment or an offer to commit by such Special Purpose Vehicle to make Bridge Loans hereunder and (z) no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Bridge Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement); and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Bridge Loans), to (A) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent, (B) any trustee for the benefit of the holders of such Lender's Securities and (C) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above; and provided, however, that no such assignment or grant permitted by the foregoing clauses (i) and (ii) shall release such Lender from any of its obligations hereunder. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

               (g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Bridge Loans). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by the Borrower therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Borrower), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or. In the event of the sale of any participation by any Lender, (w) such Lender's obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.10(d) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Sections 2.11, 2.12 or Section 2.10(d) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

               Section 10.3 Costs and Expenses

               (a) On demand, the Borrower agrees to pay, or reimburse the Administrative Agent for, all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred by it in connection with the preparation, negotiation, execution, delivery, interpretation, on-going administration and any amendment, restatement, supplement or other modification of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents.

               (b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by the Administrative Agent or any such Lender in connection with any of the following:
(i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding or (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Borrower, any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document.

               (c) Notwithstanding the foregoing paragraphs (a) and (b), (i) the Borrower shall be solely responsible for the payments required to be made by the Borrower under paragraph (a) of this Section 10.3 and incurred by the Administrative Agent in connection with the closing of the transactions contemplated by this Agreement up to the first $150,000 of such payments and
(ii) payments required to be made by the Borrower under paragraph (a) of this
Section 10.3 and incurred by the Administrative Agent in connection with the closing of the transactions contemplated by this Agreement in excess of the first $150,000 of such payments shall be paid 50% by the Borrower and 50% by the Initial Lenders on a pro rata basis.

               Section 10.4 Indemnities

               (a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger and each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (each such Person being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Disclosure Document, any Existing Debt Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Bridge Loans or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation under this
Section 10.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, "Indemnified Matters" include
(i) damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. (S) 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent or any Lender, or the Administrative Agent or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent or such Lender or any agent on behalf of the Administrative Agent or such Lender.


               (b) The Borrower shall indemnify the Administrative Agent and each Lender for, and hold the Administrative Agent and each Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent or any Lender for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

               (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrower, in any event, may participate in the defense thereof with legal counsel of the

Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

               (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

               Section 10.5 Limitation of Liability

               The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it or any of its Subsidiaries or any of its equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

               Section 10.6 Right of Set-off

               Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

               Section 10.7 Sharing of Payments, Etc.

               (a) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Bridge Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to (g) or 10.4 (other than payments pursuant to Section 2.10, 2.15, or 2.12 in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a "Purchasing Lender") shall forthwith purchase from the other Lenders (each, a "Selling Lender") such participations in their

Bridge Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

          (c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 10.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

           Section 10.8      Notices, Etc.

           All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

           (a)      if to the Borrower:

                     Concentra Inc.
                     5080 Spectrum Drive
                     Suite 400 W
                     Addison, Texas  75001
                     Attention: Chief Financial Officer
                     Telecopy no:  (972) 387-8092
                     E-Mail Address: tom_kiraly@concentra.com

           (b) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

           (c)       if to the Administrative Agent:

                     Citicorp North America, Inc.
                     390 Greenwich Street
                     New York, New York 10013
                     Attention: Allen Fisher
                     Telecopy no:  (212) 723-8544
                     E-Mail Address:  allen.fisher@citi.com
                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153-0119
                           Attention: Elaine Stangland
                           Telecopy no:  (212) 310-8007

                           E-Mail Address:  elaine.stangland@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

          Section 10.9    No Waiver; Remedies

          No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          Section 10.10   Binding Effect

          This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          Section 10.11   Governing Law

          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

          Section 10.12   Submission to Jurisdiction; Service of Process

          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (b) The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 10.8. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) Nothing contained in this Section 10.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

          Section 10.13     Waiver of Jury Trial

          Each of the Administrative Agent, the Lenders and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

          Section 10.14     Marshaling; Payments Set Aside

          None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person exercises right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          Section 10.15     Section Titles

          The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of

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

direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

          Section 10.16     Execution in Counterparts

          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

          Section 10.17     Entire Agreement

          This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

          Section 10.18     Confidentiality

          Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's or the Administrative Agent's, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender's or the Administrative Agent's, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 10.2(f), in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 10.18.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               Concentra Inc., as Borrower

                               By:    /s/  Thomas E. Kiraly
                                      ----------------------------
                                     Name:   Thomas E. Kiraly
                                     Title:  Executive Vice President


                               Citicorp North America, Inc., as
                                     Administrative Agent and as Lender

                               By:   /s/  William Hartmann
                                     -----------------------------
                                     Name:   William Hartmann
                                     Title:  Managing Director

                               Credit Suisse First Boston, Cayman
                                     Islands as a Lender


                               By:   /s/  Ian W. Nalitt
                                     -----------------------------
                                     Name:   Ian W. Nalitt
                                     Title:  Associate

                               By:   /s/  Bill O'Daly
                                     -----------------------------
                                     Name:   Bill O'Daly
                                     Title:  Director

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                               Table of Contents

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Article I               Definitions, Interpretation and Accounting Terms................     1

         Section 1.1        Defined Terms...............................................     1

         Section 1.2        Computation of Time Periods.................................    17

         Section 1.3        Accounting Terms and Principles.............................    17

         Section 1.4        Certain Terms...............................................    18

Article II              The Facilities..................................................    18

         Section 2.1        The Commitments.............................................    18

         Section 2.2        Borrowing Procedures........................................    18

         Section 2.3        Repayment of Bridge Loans...................................    19

         Section 2.4        Evidence of Debt............................................    19

         Section 2.5        Optional Prepayments........................................    20

         Section 2.6        Mandatory Prepayments.......................................    20

         Section 2.7        Interest....................................................    20

         Section 2.8        Fees........................................................    21

         Section 2.9        Payments and Computations...................................    21

         Section 2.10       Special Provisions Relating to the Bridge Loans.............    22

         Section 2.11       Capital Adequacy............................................    24

         Section 2.12       Taxes.......................................................    24

         Section 2.13       Substitution of Lenders.....................................    26

         Section 2.14       Conversion/Continuation Option..............................    27

Article III             Conditions to the Borrowing.....................................    27

         Section 3.1        Conditions Precedent........................................    27

Article IV              Representations and Warranties..................................    30

         Section 4.1        Corporate Existence; Compliance with Law....................    30

         Section 4.2        Power; Authorization; Enforceable Obligations...............    30

         Section 4.3        Ownership of Borrower; Subsidiaries.........................    31

         Section 4.4        Financial Statements........................................    32

         Section 4.5        Material Adverse Change.....................................    32

         Section 4.6        Solvency....................................................    32

         Section 4.7        Litigation..................................................    32

         Section 4.8        Taxes.......................................................    33

         Section 4.9        Full Disclosure.............................................    33

         Section 4.10       Margin Regulations..........................................    34
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                               Table of Contents
                                  (Continued)

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         Section 4.11      No Burdensome Restrictions; No Defaults......................    34

         Section 4.12      Investment Company Act; Public Utility Holding
                           Company Act..................................................    34

         Section 4.13      Use of Proceeds..............................................    34

         Section 4.14      Insurance....................................................    35

         Section 4.15      Labor Matters................................................    35

         Section 4.16      ERISA........................................................    35

         Section 4.17      Environmental Matters........................................    36

         Section 4.18      Intellectual Property........................................    36

         Section 4.19      Title; Real Property.........................................    37

         Section 4.20      Existing Debt Documents......................................    37

Article V               Reporting Covenants.............................................    37

         Section 5.1       Financial Statements.........................................    38

         Section 5.2       Other Information............................................    38

Article VI              Affirmative Covenants...........................................    38

         Section 6.1       Preservation of Legal Existence, Etc. .......................    39

         Section 6.2       Compliance with Laws, Etc. ..................................    39

         Section 6.3       Conduct of Business..........................................    39

         Section 6.4       Payment of Taxes, Etc. ......................................    39

         Section 6.5       Maintenance of Insurance.....................................    39

         Section 6.6       Access.......................................................    39

         Section 6.7       Keeping of Books.............................................    40

         Section 6.8       Maintenance of Properties, Etc. .............................    40

         Section 6.9       Application of Proceeds......................................    40

         Section 6.10      Environmental................................................    40

         Section 6.11      Repurchase of Notes Issued Under the Operating
                           Co. Indenture................................................    41

Article VII             Negative Covenants..............................................    41

         Section 7.1       Indebtedness.................................................    41

         Section 7.2       Liens, Etc. .................................................    41

         Section 7.3       Investments..................................................    41

         Section 7.4       Sale of Assets...............................................    42

         Section 7.5       Restricted Payments..........................................    42

         Section 7.6       Prepayment and Cancellation of Indebtedness..................    42
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         Section 7.7       Restriction on Fundamental Changes; Permitted
                           Acquisitions.................................................    42

         Section 7.8       Change in Nature of Business.................................    43

         Section 7.9       Transactions with Affiliates.................................    43

         Section 7.10      Restrictions on Subsidiary Distributions;
                           No New Negative Pledge.......................................    43

         Section 7.11      Modification of Constituent Documents........................    43

         Section 7.12      Accounting Changes...........................................    43

         Section 7.13      Margin Regulations...........................................    43

         Section 7.14      No Speculative Transactions..................................    44

         Section 7.15      Compliance with ERISA........................................    44

         Section 7.16      Environmental................................................    44

Article VIII            Events of Default...............................................    44

         Section 8.1       Events of Default............................................    44

         Section 8.2       Remedies.....................................................    46

         Section 8.3       Rescission...................................................    46

Article IX              The Administrative Agent........................................    46

         Section 9.1       Authorization and Action.....................................    46

         Section 9.2       Administrative Agent's Reliance, Etc.........................    47

         Section 9.3       The Administrative Agent Individually........................    47

         Section 9.4       Lender Credit Decision.......................................    48

         Section 9.5       Indemnification..............................................    48

         Section 9.6       Successor Administrative Agent...............................    48

         Section 9.7       Other Powers.................................................    49

Article X               Miscellaneous...................................................    49

         Section 10.1      Amendments, Waivers, Etc.....................................    49

         Section 10.2      Assignments and Participations...............................    51

         Section 10.3      Costs and Expenses...........................................    53

         Section 10.4      Indemnities..................................................    54

         Section 10.5      Limitation of Liability......................................    55

         Section 10.6      Right of Set-off.............................................    55

         Section 10.7      Sharing of Payments, Etc.....................................    55

         Section 10.8      Notices, Etc.................................................    56
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                                  (Continued)

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         Section 10.9      No Waiver; Remedies..........................................   57

         Section 10.10     Binding Effect...............................................   57

         Section 10.11     Governing Law................................................   57

         Section 10.12     Submission to Jurisdiction; Service of Process...............   57

         Section 10.13     Waiver of Jury Trial.........................................   58

         Section 10.14     Marshaling; Payments Set Aside...............................   58

         Section 10.15     Section Titles...............................................   58

         Section 10.16     Execution in Counterparts....................................   59

         Section 10.17     Entire Agreement.............................................   59

         Section 10.18     Confidentiality..............................................   59
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Schedules

               Schedule I      -  Commitments
               Schedule II     -  Applicable Lending Offices and Addresses for
                                  Notices
               Schedule 1.1A   -  Development Corporation
               Schedule 4.2    -  Consents
               Schedule 4.3    -  Ownership of Borrower; Subsidiaries
               Schedule 4.7    -  Litigation
               Schedule 4.15   -  Labor Matters
               Schedule 4.16   -  List of Plans
               Schedule 7.2    -  Existing Liens
               Schedule 7.3    -  Existing Investments

Exhibits

               Exhibit A       -  Form of Assignment and Acceptance
               Exhibit B       -  Form of Notice of Borrowing
               Exhibit C-1     -  Form of Opinion of Counsel for the Borrower
               Exhibit C-2     -  Form of Opinion of Counsel for the Guarantors
               Exhibit D       -  Form of Notice of Conversion or Continuation
               Exhibit E       -  Form of WCAS VIII Guaranty
               Exhibit F       -  Form of WCAS CP III Guaranty
               Exhibit G       -  Form of Pledge Agreement

                                       iv

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                                   SCHEDULE I

                      Lender                               Commitment

          Citicorp North America, Inc.                    $27,500,000

          Credit Suisse First Boston, Cayman Islands      $27,500,000